UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 22, 2008

USANA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation)

0-21116	87-0500306

(Commission File No.)	(IRS Employer Identification

Number)

3838 West Parkway Boulevard Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (801) 954-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

In December 2008, an arbitrator in the State of Utah awarded a former USANA distributor approximately $7 million in compensatory damages for wrongful termination. This top-level distributor was terminated in 2003 for a material breach of their distributor agreement and for violating USANA’s policies and procedures. USANA is disappointed with the arbitrator’s ruling and believes that neither the decision rendered nor the amount awarded is supported by the facts of the case. USANA plans to pursue all available legal remedies to set aside and vacate the award.  However, no assurance can be given that USANA will be successful in vacating the award.

USANA believes that distributor compliance is critical to the integrity of its business and is aggressive in enforcing its agreements with distributors. As a result, USANA periodically becomes involved in distributor compliance actions and considers these actions routine and incidental to its business. The arbitration described above is no exception and is the first ruling against USANA in a distributor compliance action. USANA will continue to be aggressive in enforcing its agreements with distributors.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

		By:	/s/ Jeffrey Yates
Jeffrey Yates, Chief Financial Officer

Date:	December 22, 2008